Exhibit 99.1

Contact: Kevin Bordosky Senior Director, Investor Relations (281) 647-4035

Diamond Offshore Reports Second Quarter 2023 Results

•	Backlog of $229 Million Added During Second Quarter

•	Ocean GreatWhite Completes Second Well Post-Reactivation; First Option Exercised

•	Ocean BlackHawk Completes Senegal Contract; Commences Shipyard Project

•	Ocean Apex Completes Shipyard Project; Mobilizing to Location Offshore Australia

HOUSTON, August 7, 2023 — Diamond Offshore Drilling, Inc. (NYSE: DO) today reported the following results for the second quarter of 2023:

	Three Months Ended
Thousands of dollars, except per share data	June 30, 2023	March 31, 2023
Total revenues	$281,563	$232,021
Operating income (loss)	10,240	(4,960)
Adjusted EBITDA	36,213	21,733
Net income	238,783	7,229
Income per diluted share	$2.29	$0.07

Bernie Wolford, Jr., President and Chief Executive Officer of Diamond Offshore, stated “Our clients continue to commit additional capital to offshore drilling and make critical investments in long-lead subsea equipment. This coupled with strong commodity demand outlooks and favorable economics for deepwater projects are setting the stage for sustainable demand for our drilling services as momentum continues to build in this cycle. During the quarter, we secured term work for the Ocean BlackHawk and added a two-well contract for the Ocean Patriot, both at higher dayrates. We also extended the Ocean Endeavor by two wells, and our customers exercised options for the Ocean GreatWhite and the Ocean BlackRhino. These wins, which total more than $229 million in additional backlog, provide increased visibility to our 2024 revenue stream and are a testament to our team’s performance.

We now have $1.6 billion of backlog with notable average day-rate improvement as we transition to new contracts in the back half of this year.”

Second Quarter Results

Contract drilling revenue for the second quarter totaled $282 million compared to $232 million in the first quarter of 2023. The increase in revenue quarter-over-quarter was primarily driven by a full quarter’s utilization for the Ocean Endeavor and the Ocean GreatWhite, and the Ocean BlackHornet benefiting from a full quarter at its higher dayrate, partially offset by the Ocean Apex being in the shipyard the entire quarter for its special periodic survey and upgrades. Results for the second quarter also included $12.2 million in revenue associated with the previously announced termination of the Ocean Patriot’s contract in the North Sea.

Contract drilling expense for the second quarter increased to $213 million, compared to $173 million in the prior quarter, largely due to higher charter costs for the Company’s managed rigs as a result of higher dayrates and more revenue earning days in the quarter and the Ocean Apex incurring additional costs associated with its shipyard activity in the quarter.

General and administrative expenses were $17 million in the second quarter compared to $20 million in the prior quarter. The decrease was primarily attributable to lower personnel costs and professional fees.

Tax benefit for the second quarter was $243 million as compared to $26 million in the prior quarter. The unusually high tax benefit recorded in the second quarter reflects the results of the computation and application of the Company’s annual effective tax rate in accordance with U.S. GAAP accounting standards, adjusted for discrete items. We expect our tax expense to normalize and the recorded benefit to reverse by year end.

Operational Highlights

Operationally, the Company’s rigs continued to perform exceptionally well, achieving revenue efficiency of at least 96% for the fifth consecutive quarter. This is a notable achievement with the Ocean GreatWhite having been reactivated in March 2023 and the Ocean Endeavor coming back online following its special periodic survey. In addition, the Ocean BlackHawk successfully completed its campaign in Senegal in early July and has mobilized to Las Palmas for its upgrades and preparation for its return to the Gulf of Mexico.

CONFERENCE CALL

A conference call to discuss Diamond Offshore’s earnings results has been scheduled for 8:00 a.m. CDT on Tuesday, August 8, 2023. A live webcast of the call will be available online on the Company’s website, www.diamondoffshore.com. Participants who want to join the call via telephone or want to participate in the question and answer session may register here to receive the dial-in numbers and unique PIN to access the call. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing innovation, thought leadership and contract drilling services to solve complex deepwater challenges around the globe. Additional information and access to the Company’s SEC filings are available at http://www.diamondoffshore.com/.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release and made in the referenced conference call that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, any statement that may project, indicate or imply future results, events, performance or achievements, including statements relating to future financial results; future recovery in the offshore contract drilling industry; expectations regarding the Company’s plans, strategies and opportunities; expectations regarding the Company’s business or financial outlook; future borrowing capacity and liquidity; expected utilization, dayrates, revenues, operating expenses, rig commitments and availability, cash flows, tax rates and accounting treatment, contract status, terms and duration, contract backlog, capital expenditures, insurance, financing and funding; the effect, impact, potential duration and other implications of the COVID-19 pandemic; the offshore drilling market, including supply and demand, customer drilling programs, repricings, stacking of rigs, effects of new rigs on the market and effect of the volatility of commodity prices; expected work commitments, awards and contracts; future operations; increasing regulatory complexity; general market, business and industry conditions, trends and outlook; and general political conditions, including political tensions, conflicts and war, including Russia’s invasion of Ukraine and related sanctions. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of certain of the risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in Item 1A “Risk Factors” in the Company’s most recent annual report on Form 10-K and the Company’s other reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.diamondoffshore.com. These risk factors include, among others, risks associated with worldwide demand for drilling services, levels of activity in the oil and gas industry, renewing or replacing expired or terminated contracts, contract cancellations and terminations, maintenance and realization of backlog, competition and industry fleet capacity, impairments and retirements, operating risks, litigation and disputes, permits and approvals for drilling operations, the COVID-19 pandemic and related disruptions to the global economy, supply chain and normal business operations across sectors and countries, changes in tax laws and rates, regulatory initiatives and compliance with governmental regulations, casualty losses, and various other factors, many of which are beyond the Company’s control. Given these risk factors and other considerations, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	June 30,	March 31,
	2023	2023
Revenues:
Contract drilling	$264,990	$214,383
Revenues related to reimbursable expenses	16,573	17,638

Total revenues	281,563	232,021

Operating expenses:
Contract drilling, excluding depreciation	212,947	173,490
Reimbursable expenses	15,579	17,213
Depreciation	27,906	27,906
General and administrative	16,824	19,585
Gain on disposition of assets	(1,933)	(1,213)

Total operating expenses	271,323	236,981

Operating income (loss)	10,240	(4,960)
Other income (expense):
Interest income	5	7
Interest expense	(12,755)	(12,040)
Foreign currency transaction loss	(1,968)	(1,271)
Other, net	136	(152)

Loss before income tax benefit	(4,342)	(18,416)
Income tax benefit	243,125	25,645

Net income	$238,783	$7,229

Income per share
Basic	$2.35	$0.07

Diluted	$2.29	$0.07

Weighted-average shares outstanding, Basic	101,487	101,331

Weighted-average shares outstanding, Diluted	104,236	103,936

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$29,685	$63,041
Restricted cash	14,284	34,293
Accounts receivable, net of allowance for credit losses	201,080	172,053
Prepaid expenses and other current assets	137,473	48,695
Asset held for sale	1,000	—

Total current assets	383,522	318,082
Drilling and other property and equipment, net of accumulated depreciation	1,138,544	1,141,908
Other assets	265,704	67,966

Total assets	$1,787,770	$1,527,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$257,028	$261,661
Long-term debt	365,859	360,644
Noncurrent finance lease liabilities	122,499	131,393
Deferred tax liability	705	700
Other liabilities	108,753	93,888
Stockholders’ equity	932,926	679,670

Total liabilities and stockholders’ equity	$1,787,770	$1,527,956

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

Six Months Ended
June 30, 2023
Operating activities:
Net income	$246,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55,812
Gain on disposition of assets	(3,146)
Deferred tax provision	(200,658)
Stock-based compensation expense	8,082
Contract liabilities, net	(2,707)
Contract assets, net	(1,980)
Deferred contract costs, net	4,893
Other assets, noncurrent	2,577
Other liabilities, noncurrent	16,870
Other	1,501
Current income tax assets	(85,266)
Net changes in other operating working capital	(31,247)

Net cash provided by operating activities	10,743

Investing activities:
Capital expenditures	(58,953)
Proceeds from disposition of assets, net of disposal costs	348

Net cash used in investing activities	(58,605)

Financing activities:
Borrowings under credit facility, net of repayments	5,000
Principal payments of finance lease liabilities	(10,503)

Net cash used in financing activities	(5,503)

Net change in cash, cash equivalents and restricted cash	(53,365)
Cash, cash equivalents and restricted cash, beginning of period	97,334

Cash, cash equivalents and restricted cash, end of period	$43,969

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATE, UTILIZATION AND OPERATIONAL EFFICIENCY

(Dayrate in thousands)

TOTAL FLEET
Second Quarter			First Quarter
2023			2023
Average Dayrate (1)	Utilization (2)	Revenue Efficiency (3)	Average Dayrate (1)	Utilization (2)	Revenue Efficiency (3)
$299	70%	95.8%	$272	63%	95.9%

(1)

Average dayrate is defined as total contract drilling revenue for all of the rigs in our fleet (including managed rigs) per revenue-earning day. A revenue-earning day is defined as a 24-hour period during which a rig earns a dayrate after commencement of operations and excludes mobilization, demobilization and contract preparation days.

(2)	Utilization is calculated as the ratio of total revenue-earning days divided by the total calendar days in the period for all rigs in our fleet (including managed and cold-stacked rigs).
(3)	Revenue efficiency is calculated as actual contract drilling revenue earned divided by potential revenue, assuming a full dayrate is earned.

Non-GAAP Financial Measures (Unaudited)

To supplement the Company’s unaudited condensed consolidated financial statements presented on a basis in conformity with generally accepted accounting principles in the United States (GAAP), this press release provides investors with adjusted earnings before interest, taxes and depreciation and amortization (or Adjusted EBITDA), which is a non-GAAP financial measure. Management believes that this measure provides meaningful information about the Company’s performance by excluding certain items that may not be indicative of the Company’s ongoing operating results. This allows investors and others to better compare the Company’s financial results across previous and subsequent accounting periods and to those of peer companies and to better understand the long-term performance of the Company. Non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling expense, operating income or loss, cash flows from operations or other measures of financial performance prepared in accordance with GAAP.

Reconciliation of Loss Before Income Tax Benefit (Expense) to Adjusted EBITDA:

(In thousands)

	Three Months Ended
	June 30,	March 31,
	2023	2023
As reported loss before income tax benefit	$(4,342)	$(18,416)
Interest expense	12,755	12,040
Interest income	(5)	(7)
Foreign currency transaction loss	1,968	1,271
Depreciation	27,906	27,906
Gain on disposition of assets	(1,933)	(1,213)
Other, net	(136)	152

Adjusted EBITDA	$36,213	$21,733